Exhibit 99.1

NEWS RELEASE	CONTACT:	Bradley Krehbiel
President and Chief Executive Officer
HMN Financial, Inc. (507) 252-7169
FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES THIRD QUARTER RESULTS

Third Quarter Summary

●	Net income of $0.8 million compared to net income of $1.5 million in third quarter of 2014
●	Diluted earnings per share of $0.18 compared to diluted earnings per share of $0.25 in third quarter of 2014
●	Provision for loan losses of ($0.1) million, up $0.9 million from third quarter of 2014
●	Non-performing assets of $11.6 million, down $1.7 million from second quarter of 2015
●	Completed acquisition of certain assets and the assumption of certain liabilities of Kasson State Bank in third quarter of 2015
●	Total assets increased $55 million in the third quarter of 2015

Year to Date Summary

●	Net income of $1.9 million compared to net income of $5.7 million in first nine months of 2014
●	Diluted earnings per share of $0.38 compared to diluted earnings per share of $0.93 in first nine months of 2014
●	Provision for loan losses of ($0.2) million, up $4.6 million from first nine months of 2014
●	Non-performing assets of $11.6 million, down $2.4 million from December 31, 2014
●	Total assets increased $42 million from December 31, 2014

	Three Months Ended		Nine Months Ended
Net Income Summary	September 30,		September 30,
(Dollars in thousands, except per share amounts)	2015	2014	2015	2014
Net income	$820	1,538	$1,866	5,700
Net income available to common stockholders	820	1,178	1,758	4,283
Diluted earnings per share	0.18	0.25	0.38	0.93
Return on average assets	0.53	1.01%	0.43	1.24%
Return on average equity	4.77	7.89%	3.61	9.24%
Book value per common share	$15.33	14.45	$15.33	14.45

ROCHESTER, MINNESOTA, October 20, 2015 - HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $619 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $0.8 million for the third quarter of 2015, a decrease of $0.7 million compared to net income of $1.5 million for the third quarter of 2014. Net income available to common shareholders was $0.8 million for the third quarter of 2015, a decrease of $0.4 million from the net income available to common shareholders of $1.2 million for the third quarter of 2014. Diluted earnings per common share for the third quarter of 2015 was $0.18, a decrease of $0.07 from diluted earnings per common share of $0.25 for the third quarter of 2014. The decrease in net income for the third quarter of 2015 is due primarily to a $0.9 million increase in the provision for loan losses between the periods. The increase in the provision was primarily because there was more commercial loan growth and fewer credit rating upgrades in the third quarter of 2015 when compared to the third quarter of 2014. The loss on sale of real estate owned increased $0.2 million between the periods due to the write down of a commercial property as a result of obtaining an updated appraisal of the property. Gain on sales of loans decreased $0.2 million due to a decrease in the gains recognized on the sale of commercial government guaranteed loans between the periods. These decreases in net income were partially offset by a $0.6 million decrease in income tax expense due to the decreased income between the periods.

On August 14, 2015, the Bank completed the acquisition of certain assets and assumption of certain liabilities of Kasson State Bank. The transaction increased the Bank’s total assets $52.8 million including increases in loans and investments of $24.1 million and $17.5 million, respectively. The Bank also assumed liabilities of $52.5 million, including $47.3 million of deposits. A gain on the transaction of $0.3 million was recorded during the quarter and the Bank continues to operate both of the Kasson State Bank locations acquired in the transaction as branches of Home Federal Savings Bank.

President’s Statement

“We are encouraged by the improving trends in our net operating results, asset growth, and the decline in our non-performing assets over the past several quarters,” said Bradley Krehbiel, President of HMN. “We continue to see our earnings normalize from the volatility experienced over the past several years and we are diligently working to prudently grow our loan portfolio in order to improve the financial performance of our core banking operations. We were also very excited to complete the Kasson State Bank transaction during the quarter and look forward to serving our new clients in the Kasson and surrounding communities for years to come.”

Third Quarter Results

Net Interest Income

Net interest income was $5.0 million for the third quarter of 2015, an increase of $0.2 million, or 3.3%, compared to $4.8 million for the third quarter of 2014. Interest income was $5.4 million for the third quarter of 2015, an increase of $0.3 million, or 5.0%, from $5.1 million for the same period of 2014. Interest income increased between the periods primarily because of a change in the mix of average interest-earning assets held, which resulted in an increase in the average yields earned between the periods. While the average interest-earning assets decreased $3.8 million between the periods, the average interest-earning assets held in lower yielding cash and investments decreased $38.2 million and the amount of average interest-earning assets held in higher yielding loans increased $34.4 million. The increase in the average outstanding loans between the periods was primarily the result of an increase in the commercial loan portfolio, which occurred primarily because of increased commercial loan originations between the periods and also because of the acquisition of loans from Kasson State Bank in the third quarter of 2015. The average yield earned on interest-earning assets was 3.72% for the third quarter of 2015, an increase of 21 basis points from 3.51% for the third quarter of 2014.

Interest expense was $0.4 million for the third quarter of 2015, an increase of $0.1 million, or 33.7%, compared to $0.3 million for the third quarter of 2014. Interest expense increased primarily because of the change in the mix of the average interest-bearing liabilities held, which resulted in an increase in the average rate paid between the periods. While the average interest-bearing liabilities increased $8.0 million between the periods, the amount held in higher rate borrowings increased $10.0 million, the average interest-bearing liabilities held in higher rate certificates of deposits decreased $11.1 million, and the amount of interest-bearing liabilities held in other lower rate deposit accounts increased $9.1 million. The increase in the average interest-bearing liabilities as a result of the deposits assumed in the Kasson State Bank transaction was almost entirely offset by decreases in the average deposit balances held between the periods by several large deposit customers due to changes in the cash needs of the customers. The increase in the average rates paid was primarily due to the $10.0 million holding company note payable that was funded in the first quarter of 2015 in connection with the redemption of all of the remaining Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”). Interest expense increases related to borrowing costs were partially offset by the lower interest rates paid on money market accounts and certificates of deposits between the periods. The decreased rates paid on these accounts were the result of the low interest rate environment that continued to exist during the third quarter of 2015. The average interest rate paid on interest-bearing liabilities was 0.30% for the third quarter of 2015, an increase of 7 basis points from the 0.23% average interest rate paid in the third quarter of 2014. Net interest margin (net interest income divided by average interest earning assets) for the third quarter of 2015 was 3.44%, an increase of 13 basis points, compared to 3.31% for the third quarter of 2014.

Provision for Loan Losses

The provision for loan losses was ($0.1) million for the third quarter of 2015, an increase in the provision of $0.9 million, compared to ($1.0) million for the third quarter of 2014. The increase in the provision was primarily because there was more commercial loan growth and fewer credit rating upgrades in the third quarter of 2015 when compared to the third quarter of 2014. Total non-performing assets were $11.6 million at September 30, 2015, a decrease of $1.7 million, or 12.8%, from $13.3 million at June 30, 2015. Non-performing loans decreased $1.5 million and foreclosed and repossessed assets decreased $0.2 million during the third quarter of 2015. The non-performing loan and foreclosed and repossessed asset activity for the quarter was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed assets
June 30, 2015	$10,560	June 30, 2015	$2,730
Classified as non-performing	940	Other foreclosures/repossessions	239
Charge offs	(51)	Real estate sold	(401)
Principal payments received	(2,073)	Net gain on sale of assets	32
Classified as accruing	(185)	Write downs	(206)
Transfer to real estate owned	(110)	Transfer from non-performing loans	110
September 30, 2015	$9,081	September 30, 2015	$2,504

The decrease in non-performing loans during the third quarter of 2015 relates primarily to principal payments received during the period. Of the $2.1 million in principal payments received, $0.6 million related to the payoff of four construction loans as a result of home sales and $1.2 million related to the payments received on a commercial development loan from lot sale proceeds.

A reconciliation of the Company’s allowance for loan losses for the quarters ended September 30, 2015 and 2014 is summarized as follows:

	Three months ended September 30,
(Dollars in thousands)	2015	2014
Balance at June 30,	$8,402	$8,696
Provision	(56)	(989)
Charge offs:
Consumer	(39)	(15)
Commercial business	(1)	(55)
One-to-four family real estate	(19)	0
Recoveries	499	286
Balance at September 30,	$8,786	$7,923

Allocated to:
General allowance	$7,875	$6,651
Specific allowance	911	1,272
	$8,786	$7,923

The following table summarizes the amounts and categories of non-performing assets (non-accrual loans and foreclosed and repossessed assets) in the Bank’s portfolio and loan delinquency information as of the two most recently completed quarters and December 31, 2014.

	September 30,	June 30,	December 31,
(Dollars in thousands)	2015	2015	2014
Non-Performing Loans:
One-to-four family real estate	$1,621	$1,807	$1,564
Commercial real estate	6,617	7,999	8,750
Consumer	801	743	486
Commercial business	42	11	120
Total	9,081	10,560	10,920

Foreclosed and Repossessed Assets:
One-to-four family real estate	110	0	50
Commercial real estate	2,394	2,730	3,053
Total non-performing assets	$11,585	$13,290	$14,023
Total as a percentage of total assets	1.87%	2.36%	2.43%
Total non-performing loans	$9,081	$10,560	$10,920
Total as a percentage of total loans receivable, net	2.10%	2.87%	2.99%
Allowance for loan losses to non-performing loans	96.75%	79.57%	76.30%

Delinquency Data:
Delinquencies (1)
30+ days	$1,778	$1,382	$1,682
90+ days	0	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.40%	0.36%	0.45%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

The following table summarizes the number of lending relationships and types of commercial real estate loans that were non-performing as of the end of the two most recently completed quarters and December 31, 2014.

(Dollars in thousands) Property Type	# of relationships	Principal Amount of Loans at September 30, 2015	# of relationships	Principal Amount of Loans at June 30, 2015	# of relationships	Principal Amount of Loans at December 31, 2014
Developments/land	3	$6,617	3	$7,999	3	$8,750

The decrease in the non-performing commercial real estate loans from June 30, 2015 is due primarily to principal payments received on construction and development loans during the quarter as a result of various building lot sales.

Non-Interest Income and Expense

Non-interest income was $2.2 million for the third quarter of 2015, the same as for the third quarter of 2014. The Company recognized a gain of $0.3 million related to the Kasson State Bank acquisition that was completed in the third quarter of 2015. This increase in non-interest income was offset by a $0.2 million decrease in the gain on sales of loans between the periods and a decrease in fees and other income of $0.1 million between the periods. The decrease in the gain on sales of loans was primarily related to a decrease in the gains recognized on the sale of commercial government guaranteed loans between the periods due to a decrease in originations of these types of loans in the third quarter of 2015 when compared to the same period of 2014.

Non-interest expense was $6.0 million for the third quarter of 2015, an increase of $0.5 million, or 10.0%, from $5.4 million for the same period of 2014. The loss on sale of real estate owned increased $0.2 million between the periods due to the write down of a commercial property as a result of obtaining an updated appraisal of the property. Compensation and benefits expense increased $0.1 million primarily because of an increase in incentive accruals due to increased commercial loan production. Other non-interest expenses increased $0.1 million between the periods primarily because of an increase in expenses related to the increased loan production and costs associated with a new travel club that was established in the third quarter of 2015. Deposit insurance expense increased $0.1 million between the periods due to the increase in the Bank’s assets between the periods.

Income tax expense was $0.5 million for the third quarter of 2015, a decrease of $0.6 million, from $1.1 million for the third quarter of 2014. The decrease in income tax expense between the periods is primarily related to the decrease in income in the third quarter of 2015 when compared to the third quarter of 2014.

Net Income Available to Common Shareholders

Net income available to common shareholders was $0.8 million for the third quarter of 2015, a decrease of $0.4 million from the $1.2 million net income available to common shareholders in the third quarter of 2014. The net income available to common shareholders decreased primarily because of the decrease in net income between the periods that was partially offset by a reduction in the dividends required to be paid on the outstanding Preferred Stock. On February 17, 2015 the Company redeemed the final 10,000 shares of its outstanding Preferred Stock and, as a result, no dividends are required to be paid on the Preferred Stock after that date.

Return on Assets and Equity

Return on average assets (annualized) for the third quarter of 2015 was 0.53%, compared to 1.01% for the third quarter of 2014. Return on average equity (annualized) was 4.77% for the third quarter of 2015, compared to 7.89% for the same period of 2014. Book value per common share at September 30, 2015 was $15.33, compared to $14.45 at September 30, 2014.

Nine Month Period Results

Net Income

Net income was $1.9 million for the nine-month period ended September 30, 2015, a decrease of $3.8 million, or 67.3%, compared to net income of $5.7 million for the nine-month period ended September 30, 2014. The net income available to common shareholders was $1.8 million for the nine-month period ended September 30, 2015, a decrease of $2.5 million, or 59.0%, compared to the net income available to common shareholders of $4.3 million for the same period of 2014. Diluted earnings per common share for the first nine months of 2015 was $0.38, a decrease of $0.55 per share compared to the diluted earnings per common share of $0.93 for the same period in 2014. The decrease in net income for the first nine months of 2015 as compared to the same period of 2014 is due primarily to a $4.5 million increase in the provision for loan losses. The increase in the provision was primarily because there was more commercial loan growth and fewer credit rating upgrades in the first nine months of 2015 when compared to the first nine months of 2014. The loss on sale of real estate owned increased $1.3 million due primarily to a large gain realized on the sale of a commercial property in the first nine months of 2014. Net interest income decreased $0.4 million between the periods primarily because of a decrease in the average interest earning assets between the periods. Compensation and benefits increased $0.3 million between the periods primarily because of increased expenses related to restricted stock awards. These decreases in net income were partially offset by a $2.6 million decrease in income tax expense due to the decreased income between the periods.

Net Interest Income

Net interest income was $14.2 million for the first nine months of 2015, a decrease of $0.4 million, or 2.8%, from $14.6 million for the same period of 2014. Interest income was $15.3 million for the nine-month period ended September 30, 2015, a decrease of $0.2 million, or 1.5%, from $15.5 million for the same period of 2014. Interest income decreased between the periods primarily because of a decrease in the average interest earning assets held between the periods. This decrease was partially offset by an increase in average yields earned as a result of the change in the mix of assets held. While the average interest-earning assets decreased $34.0 million between the periods, the average interest-earning assets held in lower yielding cash and investment decreased $38.6 million and the amount of average interest-earning assets held in higher yielding loans increased $4.6 million between the periods. The increase in the average outstanding loans between the periods was primarily the result of an increase in loan originations between the periods. The average yield earned on interest-earning assets was 3.75% for the first nine months of 2015, an increase of 17 basis points from 3.58% for the same period of 2014.

Interest expense was $1.1 million for the nine-month period ended September 30, 2015, an increase of $0.2   million, or 18.9%, from $0.9 million for the same period in 2014. Interest expense increased primarily because of the change in the mix of the average interest-bearing liabilities held, which resulted in an increase in the average rate paid between the periods. While the average interest-bearing liabilities decreased $22.5 million between the periods, the amount held in higher rate borrowings increased $8.7 million, the average interest-bearing liabilities held in higher rate certificates of deposits decreased $19.0 million, and the amount of interest-bearing liabilities held in other lower rate deposit accounts decreased $12.2 million between the periods. The increase in the average rates paid was primarily due to the $10.0 million holding company note payable that was funded in the first quarter of 2015 in connection with the final redemption of the outstanding Preferred Stock. Interest expense increases related to borrowing costs were partially offset by the lower interest rates paid on money market accounts and certificates of deposits between the periods. The decreased rates paid on these accounts were the result of the low interest rate environment that continued to exist during the first nine months of 2015. The average interest rate paid on interest-bearing liabilities was 0.30% for the first nine months of 2015, an increase of 6 basis points from the 0.24% average interest rate paid in the first nine months of 2014. Net interest margin (net interest income divided by average interest earning assets) for the first nine months of 2015 was 3.47%, an increase of 11 basis points, compared to 3.36% for the first nine months of 2014.

Provision for Loan Losses

The provision for loan losses was ($0.2) million for the first nine months of 2015, an increase of $4.6 million, from ($4.8) million for the same nine-month period of 2014. The increase in the provision for loan losses was primarily because there was more commercial loan growth and fewer credit rating upgrades in the first nine months of 2015 when compared to the same period of 2014. Total non-performing assets were $11.6 million at September 30, 2015, a decrease of $2.4 million, or 17.4%, from $14.0 million at December 31, 2014. Non-performing loans decreased $1.8 million and foreclosed and repossessed assets decreased $0.6 million during the first nine months of 2015. The non-performing loan and foreclosed and repossessed asset activity for the first nine months of 2015 was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed asset activity
January 1, 2015	$10,920	January 1, 2015	$3,103
Classified as non-performing	3,091	Other foreclosures/repossessions	239
Charge offs	(83)	Real estate sold	(809)
Principal payments received	(4,537)	Net gain on sale of assets	200
Classified as accruing	(200)	Write downs	(339)
Transfer to real estate owned	(110)	Transfer from non-performing loans	110
September 30, 2015	$9,081	September 30, 2015	$2,504

The decrease in non-performing loans during the first nine months of 2014 relates primarily to principal payments received. Of the $4.5 million in principal payments received during the period, $2.5 million related to construction loans to residential builders where the construction had been completed and the borrower paid off the loan from the home sale proceeds and $1.2 million related to the payments received on a commercial development loan from lot sale proceeds.

A reconciliation of the Company’s allowance for loan losses for the nine-month periods ended September 30, 2015 and 2014 is summarized as follows:

	Nine months ended September 30,
(Dollars in thousands)	2015	2014
Balance at January 1,	$8,332	$11,401
Provision	(239)	(4,777)
Charge offs:
One-to-four family	(19)	(92)
Consumer	(66)	(75)
Commercial business	(7)	(56)
Commercial real estate	0	(936)
Recoveries	785	2,458
Balance at September 30,	$8,786	$7,923

Non-Interest Income and Expense

Non-interest income was $5.7 million for the first nine months of 2015, an increase of $0.1 million, or 1.6%, from $5.6 million for the same period in 2014. The Bank recognized a gain of $0.3 million in connection with the acquisition of Kasson State Bank that was completed in the third quarter of 2015. This increase in non-interest income was offset by a $0.1 million decrease on the gain on sales of loans between the periods. The decrease in the gain on sales of loans was primarily related to a decrease in the gains recognized on the sale of commercial government guaranteed loans due to a decrease in originations of these types of loans between the periods.

Non-interest expense was $17.2 million for the first nine months of 2015, an increase of $1.6 million, or 10.4%, from $15.6 million for the same period in 2014. The loss on sale of real estate owned increased $1.3 million between the periods primarily because of a $1.0 million gain that was recognized on the sale of single commercial property in the first nine months of 2014. Compensation and benefits increased $0.3 million between the periods primarily because of increased expenses related to restricted stock awards and increased incentive accruals due to increased loan originations.

Income tax expense was $1.1 million for the first nine months of 2015, a decrease of $2.6 million, from $3.7 million for the same period in 2014. The decrease in income tax expense between the periods is primarily related to the decrease in income in the first nine months of 2015 when compared to the first nine months of 2014.

Net Income Available to Common Shareholders

The net income available to common shareholders was $1.8 million for the first nine months of 2015, a decrease of $2.5 million from the $4.3 million net income available to common shareholders in the same period of 2014. The net income available to common shareholders decreased primarily because of the decrease in net income between the periods that was partially offset by a reduction in the dividends required to be paid on the outstanding Preferred Stock. On February 17, 2015 the Company redeemed the final 10,000 shares of its outstanding Preferred Stock and, as a result, no dividends are required to be paid on the Preferred Stock after that date.

Return on Assets and Equity

            Return on average assets (annualized) for the nine-month period ended September 30, 2015 was 0.43%, compared to 1.24% for the same period in 2014. Return on average equity (annualized) was 3.61% for the nine-month period ended September 30, 2015, compared to 9.24% for the same period in 2014.

General Information

HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson (2), La Crescent, Rochester (4), Spring Valley and Winona; one full service office located in Marshalltown, Iowa; three loan origination offices located in Delafield, Wisconsin, Sartell, Minnesota, and Owatonna, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to increasing our core deposit relationships, improving credit quality, reducing non-performing assets, becoming more efficient and generating improved financial results; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for improvement thereof; improvements in loan production; changes in the size of the Bank’s loan portfolio; the amount of the Bank’s non-performing assets and the appropriateness of the allowance therefor; our ability to integrate the Kasson State Bank operations; anticipated future levels of the provision for loan losses; future losses on non-performing assets; the amount and mix of interest-earning assets; the amount and mix of deposits; the availability of alternate funding sources; the payment of dividends by HMN, the future outlook for the Company; the amount of dividends paid by the FHLB on its stock; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer trust preferred securities held by the Bank; the ability of the Bank to pay dividends to HMN; the ability of HMN to pay the principal and interest payments on its third party note payable; the ability to remain well capitalized under revised capital rules; the impact of Basel III and the Dodd Frank Act capital standards on the Bank’s capital position; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC), Board of Governors of the Federal Reserve System (FRB), the Bank, and the Company to any failure to comply with any such regulatory standard, directive or requirement.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including additional changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank; technological, computer-related or operational difficulties; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; acquisition integration costs; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and Part II, Item 1A of its subsequently filed Quarterly Reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	September 30,	December 31,
(Dollars in thousands)	2015	2014
	(unaudited)
Assets
Cash and cash equivalents	$10,359	46,634
Securities available for sale:
Mortgage-backed and related securities (amortized cost $6,979 and $2,755)	7,080	2,909
Other marketable securities (amortized cost $138,254 and $135,772)	138,258	134,925
	145,338	137,834

Loans held for sale	5,153	2,076
Loans receivable, net	432,174	365,113
Accrued interest receivable	2,162	1,713
Real estate, net	2,504	3,103
Federal Home Loan Bank stock, at cost	691	777
Mortgage servicing rights, net	1,446	1,507
Premises and equipment, net	7,426	6,982
Core deposit intangible	411	0
Prepaid expenses and other assets	1,040	1,157
Deferred tax asset, net	10,213	10,530
Total assets	$618,917	577,426

Liabilities and Stockholders’ Equity
Deposits	$531,586	496,750
Other borrowings	10,000	0
Accrued interest payable	252	93
Customer escrows	1,274	788
Accrued expenses and other liabilities	7,095	3,782
Total liabilities	550,207	501,413
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock ($.01 par value): authorized 500,000 shares; issued and outstanding shares 0 and 10,000	0	10,000
Common stock ($.01 par value): authorized 16,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	50,314	50,207
Retained earnings, subject to certain restrictions	79,446	77,805
Accumulated other comprehensive income (loss), net of tax	63	(418)
Unearned employee stock ownership plan shares	(2,465)	(2,610)
Treasury stock, at cost 4,645,769 and 4,658,323 shares	(58,739)	(59,062)
Total stockholders’ equity	68,710	76,013
Total liabilities and stockholders’ equity	$618,917	577,426

HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share data)	2015	2014	2015	2014
Interest income:
Loans receivable	$4,860	4,669	13,751	14,398
Securities available for sale:
Mortgage-backed and related	35	38	87	131
Other marketable	468	378	1,455	889
Cash equivalents	26	45	48	157
Other	1	1	3	3
Total interest income	5,390	5,131	15,344	15,578

Interest expense:
Deposits	231	297	705	937
Federal Home Loan Bank advances	0	0	1	0
Other borrowings	166	0	408	0
Total interest expense	397	297	1,114	937
Net interest income	4,993	4,834	14,230	14,641
Provision for loan losses	(56)	(989)	(239)	(4,777)
Net interest income after provision for loan losses	5,049	5,823	14,469	19,418

Non-interest income:
Fees and service charges	863	903	2,489	2,627
Mortgage servicing fees	262	263	778	787
Gain on sales of loans	613	804	1,428	1,480
Gain on acquisition	289	0	289	0
Other	204	224	708	710
Total non-interest income	2,231	2,194	5,692	5,604

Non-interest expense:
Compensation and benefits	3,299	3,193	10,285	9,944
Losses (gains) on real estate owned	168	(78)	121	(1,130)
Occupancy	936	896	2,741	2,654
Deposit insurance	125	74	269	328
Data processing	254	240	753	735
Other	1,187	1,100	3,031	3,055
Total non-interest expense	5,969	5,425	17,200	15,586
Income before income tax expense	1,311	2,592	2,961	9,436
Income tax expense	491	1,054	1,095	3,736
Net income	$820	1,538	1,866	5,700
Preferred stock dividends	0	(360)	(108)	(1,417)
Net income for common shareholders	820	1,178	1,758	4,283
Other comprehensive income (loss), net of tax	275	(70)	481	302
Comprehensive income attributable to common shareholders	$1,095	1,108	2,239	4,585
Basic earnings per common share	$0.20	0.29	0.43	1.06
Diluted earnings per common share	$0.18	0.25	0.38	0.93

HMN FINANCIAL, INC. AND SUBSIDIARIES

Selected Consolidated Financial Information

(unaudited)

	Three Months Ended		Nine Months Ended
SELECTED FINANCIAL DATA:	September 30,		September 30,
(Dollars in thousands, except per share data)	2015	2014	2015	2014
I. OPERATING DATA:
Interest income	$5,390	5,131	15,344	15,578
Interest expense	397	297	1,114	937
Net interest income	4,993	4,834	14,230	14,641

II. AVERAGE BALANCES:
Assets (1)	608,750	612,851	579,833	617,057
Loans receivable, net	395,447	362,362	374,921	371,333
Securities available for sale (1)	131,232	137,503	139,851	120,632
Interest-earning assets (1)	575,361	579,119	547,690	581,737
Interest-bearing liabilities	532,554	524,573	502,944	525,491
Equity (1)	68,169	78,171	69,043	82,493

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.53%	1.01%	0.43%	1.24%
Interest rate spread information:
Average during period	3.42	3.29	3.45	3.34
End of period	3.91	3.34	3.91	3.34
Net interest margin	3.44	3.31	3.47	3.36
Ratio of operating expense to average total assets (annualized)	3.89	3.55	3.97	3.38
Return on average equity (annualized)	4.77	7.89	3.61	9.24
Efficiency	82.63	77.20	86.34	76.99

	September 30,	December 31,	September 30,
	2015	2014	2014
IV. ASSET QUALITY:
Total non-performing assets	$11,585	14,023	13,839
Non-performing assets to total assets	1.87%	2.43%	2.33%
Non-performing loans to total loans receivable, net	2.10	2.99	2.84
Allowance for loan losses	$8,786	8,332	7,923
Allowance for loan losses to total assets	1.42%	1.44%	1.33%
Allowance for loan losses to total loans receivable, net	2.03	2.28	2.17
Allowance for loan losses to non-performing loans	96.75	76.30	76.23

V. BOOK VALUE PER SHARE:
Book value per common share	$15.33	14.77	14.45

	Nine Months	Year	Nine Months
	Ended	Ended	Ended
	Sept 30, 2015	Dec 31, 2014	Sept 30, 2014
VI. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	11.10%	13.16%	13.56%
Average stockholders’ equity to average assets (1)	11.91	13.25	13.37
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	108.90	110.72	110.70
Home Federal Savings Bank regulatory capital ratios:
Tier I or core capital	11.45	11.76	11.65
Risk-based capital	15.31	18.47	18.09

	September 30,	December 31,	September 30,
	2015	2014	2014
VII. EMPLOYEE DATA:
Number of full time equivalent employees	182	181	185

(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.